EXHIBIT 99.1
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                                              The #1 Airborne Healthcare Company

               AIR METHODS ANNOUNCES 2ND QUARTER FINANCIAL RESULTS

        BASIC EPS OF $0.14 IN LINE WITH PREVIOUSLY ANNOUNCED EXPECTATIONS

DENVER, CO, August 12, 2003 -- Air Methods Corporation (NasdaqNM: AIRM) reported financial results for the second quarter and six months ended June 30, 2003.

For the quarter, revenue increased 107% to $57.5 million from $27.8 million in the prior-year quarter. Net income for the quarter was $1.3 million, $0.14 per basic share and $0.13 per diluted share, compared to $1.4 million, $0.15 per basic and diluted share, for the prior-year quarter. Net income per share was within the expected range disclosed by the Company in July 2003. Earnings before interest, income taxes, depreciation and amortization expenses ("EBITDA") increased 67% to $6.9 million from $4.1 million in the prior-year quarter.

For the six-month period, revenue increased 103% to $110 million, up from $54.1 million in the prior-year six-month period. Net income for the six-month period was $0.8 million ($0.08 per basic and diluted share) compared to $3.1 million ($0.35 per basic and $0.34 per diluted share) for the prior-year six-month period. EBITDA increased 24% to $10.8 million from $8.7 million in the prior-year six-month period.

Aaron Todd, Air Methods' chief executive officer, stated, "As previously disclosed, our second quarter financial performance was significantly impacted by weather cancellations, which were 53% higher as compared with the same locations in the prior-year second quarter, for our community-based operations. The Company's ability to sustain earnings during a significantly more severe weather quarter would indicate the acquisition and integration of Rocky Mountain Holdings is having a positive influence on our consolidated operations."

SECOND  QUARTER  HIGHLIGHTS

Community-Based Operations: Revenue from community-based operations increased 119% to $33.6 million, and segment net income increased 30% to $2.7 million during the second quarter, as compared with the prior-year quarter. These increases are primarily the result of the acquisition of Rocky Mountain Holdings, LLC ("RMH") in October 2002 and to the opening of new bases in Tucson, AZ.; Huntsville, AL.; Augusta, GA.; Tallahassee, FL. and Effingham, IL. As referenced above, earnings did not keep pace with revenue growth because of an increase in missed transports caused by weather.

Hospital-Based Operations: Revenue from hospital-based operations increased 107% to $22.1 million, and segment net income increased 128% to $1.6 million during the second quarter as compared with the prior-year quarter. The increase in earnings is consistent with the increase in revenue attributed to the RMH acquisition. In addition, prior-year divisional earnings were impacted by unfavorable budget variances in maintenance expense that exceeded $400,000. Maintenance expenses for the division were within budget expectations during the current year quarter.


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Products  Division:  Revenue generated by the Products Division increased 36% to
$2.5 million, while segment net income decreased 49% to $222,000 during the second quarter as compared with the prior-year quarter. The decrease in earnings was attributed to higher engineering and documentation costs associated with installation of modular interiors on new aircraft types, which resulted in lower project profit margins. Costs associated with consolidating production functions in Denver following the RMH acquisition also contributed to the reduced margins.

Mr. Todd added, "We anticipate improved financial performance during the second half of 2003 due to numerous factors, including the recent expansion within community-based operations, our new contract to produce eleven (11) HH-60L Multi-Mission Medevac Systems commencing in the third quarter, the decrease in insurance rates effective July 1st, and the near-completion of the integration plan for RMH. With July flight volume reflecting slightly lower weather cancellations than July 2002, we are also hopeful that weather will be more moderate during the second half of the year."

Aaron Todd and Trent J. Carman, CFO, will review the Company's second-quarter results with interested parties via a web cast/conference call to be held Tuesday, August 12, 2003 at 4:15 p.m. Eastern. Interested parties can access the call by dialing (800) 967-7184 or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (719) 457-0820,
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access  number  302646,  for  3 days following the call; and the web cast can be accessed  at  www.airmethods.com  for  30  days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation,  medical  services and technology.  The Air Medical
Services Division is the largest provider of air medical transport services for hospitals in the world. The LifeNet division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 165 helicopters and fixed wing aircraft.

                                      AIRM
                                     NASDAQ
                                     LISTED

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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; successful integration of RMH operations and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or RCG Capital
Markets Group, Inc. at (480) 675-0400. Please contact Christine Fuller at (303) 792-7579 to be included on the Company's fax and/or mailing list.



                          FINANCIAL STATEMENTS ATTACHED


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
                   AIR  METHODS  CORPORATION  AND  SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)


                                              June 30, 2003   December 31, 2002
                                              --------------  ------------------

ASSETS
------

Current Assets:
Cash and cash equivalents                     $        2,750  $            1,410
Trade receivables, net                                47,363              37,818
Other current assets                                  21,481              24,300
                                              --------------  ------------------

Total current assets                                  71,594              63,528

Net equipment and leasehold improvements             115,985             118,305
Other assets, net                                     12,949              14,563
                                              --------------  ------------------

Total assets                                  $      200,528  $          196,396
                                              ==============  ==================


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $        9,131  $            8,945
Accounts payable, accrued expenses and other          27,633              26,008
                                              --------------  ------------------

Total current liabilities                             36,764              34,953

Long-term indebtedness                                82,984              80,397
Other non-current liabilities                         33,428              34,828
                                              --------------  ------------------

Total liabilities                                    153,176             150,178

Total stockholders' equity                            47,352              46,218

Total liabilities and stockholders' equity    $      200,528  $          196,396
                                              ==============  ==================


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
                          AIR  METHODS  CORPORATION  AND  SUBSIDIARIES
                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Amounts in thousands, except share and per share amounts)

                                                  Quarter Ended            Six Months Ended
                                                     June 30,                  June 30,
                                             ------------------------  ------------------------
                                                2003         2002         2003         2002
                                             -----------  -----------  -----------  -----------
Revenue:
Flight operations                            $   55,638   $   25,791   $  106,358   $   50,329
Product operations                                1,826        1,959        3,404        3,764
                                             -----------  -----------  -----------  -----------
Total revenue                                    57,464       27,750      109,762       54,093
                                             -----------  -----------  -----------  -----------

Expenses:
Operating expenses                               45,459       21,156       89,463       40,356
General and administrative                        5,520        2,489       10,224        5,076
Depreciation and amortization                     2,808        1,414        5,556        2,785
                                             -----------  -----------  -----------  -----------
                                                 53,787       25,059      105,243       48,217
                                             -----------  -----------  -----------  -----------

Operating income                                  3,677        2,691        4,519        5,876

Interest expense                                 (1,928)        (417)      (3,934)        (862)
Other, net                                          394           22          712           73
                                             -----------  -----------  -----------  -----------

Income before income taxes                        2,143        2,296        1,297        5,087

Income tax expense                                  836          895          506        1,983
                                             -----------  -----------  -----------  -----------

Net income                                   $    1,307   $    1,401   $      791   $    3,104
                                             ===========  ===========  ===========  ===========

Net income per basic share                   $     0.14   $     0.15   $     0.08   $     0.35
                                             ===========  ===========  ===========  ===========

Net income per diluted share                 $     0.13   $     0.15   $     0.08   $     0.34
                                             ===========  ===========  ===========  ===========

Weighted average common shares outstanding:
   Basic                                      9,561,705    9,055,443    9,541,905    8,913,054
   Diluted                                    9,931,526    9,306,469    9,896,207    9,120,950


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